Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated December 14, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Network Engines, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 10, 2010